EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                         THE BEAR STEARNS COMPANIES INC.

                                       and

                              JPMORGAN CHASE & CO.

                              ---------------------

                           DATED AS OF MARCH 16, 2008

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                               TABLE OF CONTENTS

                                                                            Page

Article I   THE MERGER.........................................................1

      1.1   The Merger.........................................................1
      1.2   Effective Time.....................................................2
      1.3   Effects of the Merger..............................................2
      1.4   Conversion of Stock................................................2
      1.5   Stock Options and Other Stock-Based Awards.........................3
      1.6   Certificate of Incorporation and ByLaws of the
            Surviving Company..................................................5
      1.7   Directors and Officers.............................................5

Article II  DELIVERY OF MERGER CONSIDERATION...................................5

      2.1   Exchange Agent.....................................................5
      2.2   Deposit of Merger Consideration....................................6
      2.3   Delivery of Merger Consideration...................................6

Article III REPRESENTATIONS AND WARRANTIES OF COMPANY..........................8

      3.1   Corporate Organization.............................................8
      3.2   Capitalization.....................................................9
      3.3   Authority; No Violation...........................................10
      3.4   Consents and Approvals............................................11
      3.5   Reports; Regulatory Matters.......................................12
      3.6   Financial Statements..............................................13
      3.7   Broker's Fees.....................................................13
      3.8   Definition of Material Adverse Effect.............................13
      3.9   Compliance with Applicable Law....................................14
      3.10  State Takeover Laws...............................................14
      3.11  Broker-Dealer and Investment Advisory Matters.....................14
      3.12  Approvals.........................................................15
      3.13  Opinion...........................................................15
      3.14  Company Information...............................................15

Article IV  REPRESENTATIONS AND WARRANTIES OF PARENT..........................15

      4.1   Corporate Organization............................................15
      4.2   Capitalization....................................................16
      4.3   Authority; No Violation...........................................16
      4.4   Consents and Approvals............................................17
      4.5   Reports; Regulatory Matters.......................................17
      4.6   Financial Statements..............................................18
      4.7   Broker's Fees.....................................................18
      4.8   Compliance with Applicable Law....................................18
      4.9   Approvals.........................................................19
      4.10  Parent Information................................................19


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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

Article V   COVENANTS RELATING TO CONDUCT OF BUSINESS.........................19

      5.1   Conduct of Businesses Prior to the Effective Time.................19
      5.2   Company Forbearances..............................................19
      5.3   Parent Forbearances...............................................23

Article VI  ADDITIONAL AGREEMENTS.............................................23

      6.1   Regulatory Matters................................................23
      6.2   Access to Information.............................................24
      6.3   Stockholder Approval..............................................25
      6.4   NYSE Listing......................................................25
      6.5   Employee Matters..................................................25
      6.6   Indemnification; Directors' and Officers'
            Insurance.........................................................27
      6.7   Additional Agreements.............................................28
      6.8   Exemption from Liability Under Section 16(b)......................28
      6.9   No Solicitation...................................................28
      6.10  Restructuring Efforts.............................................31
      6.11  Asset Option......................................................32
      6.12  Guaranty..........................................................33
      6.13  Tax Matters.......................................................33

Article VII CONDITIONS PRECEDENT..............................................33

      7.1   Conditions to Each Party's Obligation To Effect
            the Merger........................................................33
      7.2   Conditions to Obligations of Parent...............................33
      7.3   Conditions to Obligations of Company..............................34

Article VIII TERMINATION AND AMENDMENT........................................35

      8.1   Termination.......................................................35
      8.2   Effect of Termination.............................................36
      8.3   Fees and Expenses.................................................36
      8.4   Amendment.........................................................36
      8.5   Extension; Waiver.................................................36

Article XI  GENERAL PROVISIONS................................................37

      9.1   Closing...........................................................37
      9.2   Nonsurvival of Representations, Warranties and
            Agreements........................................................37
      9.3   Notices...........................................................37
      9.4   Interpretation....................................................38
      9.5   Counterparts......................................................39
      9.6   Entire Agreement..................................................39
      9.7   Governing Law; Jurisdiction.......................................39
      9.8   Publicity.........................................................39


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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page

      9.9   Assignment; Third Party Beneficiaries.............................39
      9.10  Specific Performance..............................................40

Exhibit A - Option Agreement
Schedule 6.11 - Guaranty


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                             INDEX OF DEFINED TERMS

                                                                         Section

Adjusted Option...........................................................1.5(a)
Agreement...............................................................Preamble
Alternative Proposal......................................................6.9(a)
Alternative Transaction...................................................6.9(a)
Bankruptcy and Equity Exception...........................................3.3(a)
Certificate...............................................................1.4(d)
Certificate of Merger........................................................1.2
CFTC.........................................................................3.4
Change of Recommendation..................................................6.9(d)
Change of Recommendation Notice.......................................6.9(d)(iv)
Claim.....................................................................6.6(a)
Closing......................................................................9.1
Closing Date.................................................................9.1
Company.................................................................Preamble
Company Benefit Plans.....................................................6.5(g)
Company Bylaws............................................................3.1(b)
Company Cap Plans.........................................................1.5(c)
Company Cap Unit..........................................................1.5(c)
Company Capitalization Date...............................................3.2(a)
Company Certificate.......................................................3.1(b)
Company Common Stock......................................................1.4(b)
Company Contract.............................................................5.2
Company Deferred Equity Units.............................................1.5(d)
Company Deferred Equity Unit Plans........................................1.5(d)
Company Options...........................................................1.5(a)
Company Preferred Stock...................................................3.2(a)
Company Requisite Regulatory Approvals....................................7.3(c)
Company RSUs..............................................................1.5(b)
Company Stock Plans.......................................................1.5(a)
Company SEC Reports.......................................................3.5(b)
Confidentiality Agreement.................................................6.2(b)
Covered Employees.........................................................6.5(a)
DGCL......................................................................1.1(a)
DPC Common Shares.........................................................1.4(b)
Effective Time...............................................................1.2
Employees.................................................................5.2(c)
ERISA.....................................................................6.5(g)
ESOP......................................................................6.5(f)
Exchange Act..............................................................3.5(b)
Exchange Agent...............................................................2.1
Exchange Agent Agreement.....................................................2.1


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Exchange Fund................................................................2.2
Exchange Ratio............................................................1.4(c)
Federal Reserve..............................................................3.4
FERC.........................................................................3.4
FINRA........................................................................3.4
Form S-4.....................................................................3.4
FSA..........................................................................3.4
GAAP......................................................................3.1(c)
Governmental Entity..........................................................3.4
HQ Lease....................................................................6.11
HQ Property.................................................................6.11
HSR Act......................................................................3.4
Indemnified Parties.......................................................6.6(a)
Insurance Amount..........................................................6.6(c)
Letter of Transmittal.....................................................2.3(a)
Liens.....................................................................3.2(c)
Material Adverse Effect......................................................3.8
Merger..................................................................Recitals
Merger Consideration......................................................1.4(c)
Merger Sub..............................................................Recitals
NYSE......................................................................2.3(f)
Option Agreement........................................................Recitals
Parent..................................................................Preamble
Parent Bylaws................................................................4.1
Parent Cap Unit...........................................................1.5(c)
Parent Capitalization Date...................................................4.2
Parent Certificate...........................................................4.1
Parent Common Stock.......................................................1.4(c)
Parent Deferred Equity Unit...............................................1.5(d)
Parent Preferred Stock.......................................................4.2
Parent Requisite Regulatory Approvals.....................................7.2(c)
Parent RSU................................................................1.5(b)
Parent SEC Reports........................................................4.5(b)
Proxy Statement..............................................................3.4
RE Consideration............................................................6.11
Regulatory Approvals.........................................................3.4
Regulatory Agencies.......................................................3.5(a)
Sarbanes-Oxley Act........................................................3.5(b)
SBA..........................................................................3.4
SEC..........................................................................3.4
Securities Act............................................................3.2(a)
SRO..........................................................................3.4
Subsidiary................................................................3.1(c)
Superior Proposal.........................................................6.9(d)
Surviving Company.......................................................Recitals
Takeover Statutes...........................................................3.10


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Trust.....................................................................3.2(a)
Trust Account Common Shares...............................................1.4(b)
Voting Debt...............................................................3.2(a)

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of March 16, 2008 (this "Agreement"), between The Bear Stearns Companies Inc., a Delaware corporation ("Company"), and JPMorgan Chase & Co., a Delaware corporation ("Parent").

                             W I T N E S S E T H:

            WHEREAS, promptly following the execution of this Agreement, Parent shall form a new wholly owned subsidiary ("Merger Sub") as a Delaware corporation, and Parent shall cause Merger Sub to, and Merger Sub shall, sign a joinder agreement to this Agreement and be bound hereunder;

            WHEREAS, the Boards of Directors of Company and Parent have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Company (the "Merger"), with Company as the surviving company in the Merger (sometimes referred to in such capacity as the "Surviving Company");

            WHEREAS, as an inducement and condition to the entrance of Parent into this Agreement, Company is granting to Parent an option pursuant to a stock option agreement in the form set forth in Exhibit A (the "Option Agreement");

            WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

            1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall merge with and into Company. Company shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

            (b) Parent may at any time change the method of effecting the combination (including by providing for the merger of Company with and into Parent) if and to the extent requested by Parent; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.


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            1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") that shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

            1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

            1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

            (a) At the Effective Time, each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

            (b) All shares of common stock, par value $1.00 per share, of Company issued and outstanding immediately prior to the Effective Time (the "Company Common Stock") that are owned by Company or Parent (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Company Common Stock held, directly or indirectly, by Company or Parent in respect of a debt previously contracted (any such shares, "DPC Common Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. Shares of Company Common Stock held by any wholly-owned subsidiary of Company or Parent (other than Trust Account Common Shares and DPC Common Shares), shall be appropriately adjusted into shares of common stock of the Surviving Corporation.

            (c) Subject to Section 1.4(e), each share of the Company Common Stock, except for shares of Company Common Stock owned by Company or Parent (other than Trust Account Common Shares and DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.05473 (the "Exchange Ratio") of a share of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") (the "Merger Consideration").

            (d) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a "Certificate") shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well


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as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

            (e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

            1.5 Stock Options and Other Stock-Based Awards.

            (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Stock Award Plan, as amended and restated as of March 31, 2004, as subsequently amended, the Non-Employee Directors' Stock Option and Stock Unit Plan, amended and restated as of January 8, 2002, as subsequently amended, the Restricted Stock Unit Plan, as amended and restated as of March 31, 2004, as subsequently amended or the Company Cap Plans (as defined below) (collectively, the "Company Stock Plans") that is outstanding immediately prior to the Effective Time (collectively, the "Company Options") shall be converted into an option (an "Adjusted Option") to purchase, on the same terms and conditions (including applicable vesting requirements) as applied to each such Company Option immediately prior to the Effective Time, the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, that, in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

            (b) As of the Effective Time, each restricted share unit with respect to shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the "Company RSUs") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted share unit, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such Company RSU immediately prior to the Effective Time, with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a "Parent RSU"). The obligations in respect of the Parent RSUs shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Parent RSUs.


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            (c) Subject to the last sentence of this Section 1.5(c), as of the
Effective Time, each share unit with respect to shares of Company Common Stock granted under the Capital Accumulation Plan for Senior Managing Directors Amended and Restated November 29, 2000, as subsequently amended and the Capital Accumulation Plan for Senior Managing Directors Amended and Restated as of October 28, 1999, as subsequently amended (collectively, the "Company Cap Plans") that is outstanding immediately prior to the Effective Time (collectively, the "Company Cap Units") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share unit, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such Company Cap Unit immediately prior to the Effective Time, with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company Cap Unit immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a "Parent Cap Unit"). Subject to the last sentence of this Section 1.5(c), the obligations in respect of the Parent Cap Units shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Parent Cap Units. Parent and the Company agree to cooperate in good faith to adjust, effective upon the occurrence of the Merger, the features under the Company Cap Plans and related award agreements that provide for awards of additional Company Cap Units in respect of previously awarded Company Cap Units to take into account the occurrence of the Merger.

            (d) As of the Effective Time, all amounts denominated in Company Common Stock and held in participant accounts (other than Company RSUs and Company Cap Units) (collectively, the "Company Deferred Equity Units") either pursuant to (i) the Company Stock Plans or (ii) any nonqualified deferred compensation program or any individual deferred compensation agreements (collectively, the "Company Deferred Equity Unit Plans") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into deferred equity units, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to such Company Deferred Equity Units immediately prior to the Effective Time, with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock in which such Company Deferred Equity Units are denominated immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a "Parent Deferred Equity Unit"). The obligations in respect of the Parent Deferred Equity Units shall be payable or distributable in accordance with the terms of the Company Deferred Equity Unit Plan relating to such Parent Deferred Equity Units.

            (e) As of the Effective Time, Parent shall assume the obligations and succeed to the rights of Company under the Company Stock Plans, the Company Cap Plans and the Company Deferred Equity Unit Plans with respect to the Company Options (as converted into Adjusted Options), the Company RSUs (as converted into Parent RSUs), the Company Cap Units (as converted into Parent Cap Units) and Company Deferred Equity Units (as converted into Parent Deferred Equity Units). Company and Parent agree that prior to the Effective Time each of the Company Stock Plans shall be amended (i) to reflect the transactions contemplated by this Agreement, including the conversion of the Company Options, Company RSUs, Company Cap Units and Company Deferred Equity Units pursuant to paragraphs (a), (b), (c) and (d) above and the substitution of Parent for Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plans by Parent, (ii) to preclude any automatic


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

or formulaic grant of options, restricted shares or other awards thereunder on or after the Effective Time, and (iii) to the extent requested by Parent in a timely manner and subject to compliance with applicable law and the terms of the plan, to terminate any or all Company Stock Plans effective immediately prior to the Effective Time (other than with respect to outstanding awards thereunder).

            (f) Notwithstanding anything to the contrary contained in this
Section 1.5, at Parent's request, the Company shall terminate, effective immediately prior to the Effective Time, the Company Cap Plans in a manner (i) directed by Parent and (ii) that complies with Section 409A of the Code, which may include, without limitation, termination of any other plans that would be aggregated with the Company Cap Plans for purposes of the plan aggregation rules under Section 409A of the Code.

            (g) Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall take all actions necessary to effectuate the provisions of this Section 1.5.

            (h) All of the conversions and adjustments made pursuant to this
Section 1.5, including without limitation, the determination of the number of shares of Parent Common Stock subject to any award and the exercise price of the Adjusted Options, shall be made in a manner consistent with the requirements of
Section 409A of the Code. As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC a post-effective amendment converting the Form S-4 to a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent's obligations under this Section 1.5.

            1.6 Certificate of Incorporation and ByLaws of the Surviving Company. At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (which shall include provisions mirroring the terms of each series of Company Preferred Stock) shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

            1.7 Directors and Officers. The directors of Company and its Subsidiaries immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors, if any, and officers of Merger Sub shall, from and after the Effective Time, become the directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Company.

                                   ARTICLE II

                        DELIVERY OF MERGER CONSIDERATION

            2.1 Exchange Agent. Prior to the Effective Time Parent shall appoint a bank or trust company Subsidiary of Parent or another bank or trust company reasonably acceptable to


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Company, or Parent's transfer agent, pursuant to an agreement (the "Exchange
Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.

            2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall (i) authorize the Exchange Agent to issue an aggregate number of shares of Parent Common Stock equal to the aggregate Merger Consideration, and (ii) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (the "Exchange Fund").

            2.3 Delivery of Merger Consideration.

            (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

            (b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

            (c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this
Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a


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payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

            (d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

            (e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

            (f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

            (g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time may be paid to Parent. In such event, any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

            Except as disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2007, as filed on January 29, 2008, or the Company's Current Reports on Form 8-K filed with the SEC and any other public announcements by the Company after such 10-K filing was made but prior to the date hereof (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) to the extent that it is reasonably apparent on the face of the disclosed information that such disclosure is of an exception to one or more of the following representations and warranties contained in this Article III, Company hereby represents and warrants to Parent as follows (solely as of the date hereof except in the case of the representations and warranties set forth in Sections 3.2(a), 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.13):

            3.1 Corporate Organization.

            (a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

            (b) True, complete and correct copies of the Restated Certificate of Incorporation of Company (the "Company Certificate"), and the Amended and Restated Bylaws of Company

(the "Company Bylaws"), as in effect as of the date of this Agreement, have previously been publicly filed by Company and are available to Parent.

            (c) Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the word "Subsidiary", when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles ("GAAP").

            3.2 Capitalization. (a) The authorized capital stock of Company consists of 500,000,000 shares of Company Common Stock, par value $1.00 per share, of which, as of February 20, 2008 (the "Company Capitalization Date"), 145,633,335 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"), of which, as of the Company Capitalization Date, (i) 818,113 shares were designated, issued and outstanding as Cumulative Preferred Stock, Series E, and
(ii) 428,825 shares were designated, issued and outstanding as Cumulative Preferred Stock Series F, and (iii) 511,169 shares were designated, issued and outstanding as Cumulative Preferred Stock, Series G. As of the Company Capitalization Date, 27,316,339 of such issued and outstanding shares of Company Common Stock were held in The Bear Stearns Companies Inc. 2008 Trust (the "Trust"). The Trust was established to hold shares of Company Common Stock underlying awards under the Company Cap Plan and The Bear Stearns Companies Inc. Restricted Stock Unit Plan. As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were either reserved for issuance or issued and outstanding and held in the Trust except for (i) 19,102,427 shares of Company Common Stock that are reserved for issuance in connection with Company Options under the Company Stock Plans that were outstanding as of the Company Capitalization Date, (ii) 7,603,576 shares of Company Common Stock that are either reserved for issuance upon, or issued and outstanding and held in the Trust pending, settlement of the Company RSUs that were outstanding as of the Company Capitalization Date, (iii) 20,141,864 shares of Company Common Stock that are either reserved for issuance upon, or issued and outstanding and held in the Trust pending, settlement of Company Cap Units that were outstanding as of the Company Capitalization Date and (iv) 255,408 shares of Company Common Stock that are reserved for issuance upon settlement of Company Deferred Equity Units that were outstanding as of the Company Capitalization Date. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Company may vote ("Voting Debt") are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement as set forth in this Section 3.2, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company. There are no contractual obligations of Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (y) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the "Securities Act").

            (b) Other than the Company Options, Company RSUs, Company Cap Units and Company Deferred Equity Units that are outstanding as of the Company Capitalization Date, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, Company has not (A) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Options or settlement in accordance with their terms of the Company RSUs, Company Cap Units or Company Deferred Equity Units granted under the Company Stock Plans or Company Deferred Equity Unit Plans that were outstanding on the Company Capitalization Date or (B) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards. From February 15, 2008 through the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long term incentive compensation awards, (ii) with respect to senior managing directors of the Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise Taxes under Section 4999 of the Code) or (iii) adopted or amended any material Company Benefit Plan (as defined in Section 6.5(g)).

            (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

            3.3 Authority; No Violation. (a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that this Agreement is advisable and in the best interests of Company and its stockholders and has directed that this Agreement be submitted to Company's stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Bankruptcy and Equity Exception")).

            (b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company Bylaws or
(ii) assuming that the consents, approvals and filings referred to in Section
3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach or default that would not reasonably be expected to cause a Material Adverse Effect.

            3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the "SEC"), NYSE, foreign and state securities authorities, the Financial Industry Regulatory Authority ("FINRA"), the Commodities and Futures Trading Commission ("CFTC"), the Federal Energy Regulatory Commission ("FERC"), applicable securities, commodities and futures exchanges, the Financial Services Authority ("FSA") and other industry self-regulatory organizations ("SRO"), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a "Governmental Entity") and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the "Regulatory Approvals"), (iii) the filing with the SEC of a Proxy Statement in definitive form relating to the meeting of Company's stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the "Proxy Statement") and of a registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 6.1(a), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any notices to or filings with the Small Business Administration (the "SBA"),
(vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

            3.5 Reports; Regulatory Matters.

            (a) Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 and prior to the date hereof with (i) FINRA, (ii) the SEC, (iii) the CFTC, (iv) the Federal Deposit Insurance Corporation, (v) the NYSE, (vi) any state consumer finance or mortgage banking regulatory authority or other Agency, (vii) any foreign regulatory authority and (viii) any SRO (collectively, "Regulatory Agencies") and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005 and prior to the date hereof, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

            (b) An accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2005 and prior to the date of this Agreement (the "Company SEC Reports") and (ii) communication mailed by Company to its stockholders since January 1, 2005 and prior to the date of this Agreement is publicly available. No such Company SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").

            3.6 Financial Statements.

            (a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Deloitte & Touche has not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

            (b) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Company's system of internal accounting controls.

            3.7 Broker's Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Lazard Freres pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Parent.

            3.8 Definition of Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or Company, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a "Material Adverse Effect" shall not be deemed to include effects arising out of, relating to or resulting from (A) changes in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such party and its Subsidiaries operate, (B) changes in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes in global or national political conditions or general economic or market conditions affecting other companies in the industries in which such party and its Subsidiaries operate (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and in respect of the customers of the Company, (E) failure to meet earnings projections, including any underlying causes thereof, (F) the impact of the Merger on relationships with customers or employees, (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby solely to the extent the Company demonstrates such effect to have so resulted from such disclosure or consummation or (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

            3.9 Compliance with Applicable Law. Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied with and are not in default in any respect under any, law applicable to Company or any of its Subsidiaries, except for the failure to hold or to have complied with or to not be in default which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            3.10 State Takeover Laws. The Board of Directors of Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on "business combinations" set forth in Section 203 of the DGCL or any other "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes").

            3.11 Broker-Dealer and Investment Advisory Matters.

            (a) Each of the Company and its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (A) a broker-dealer, investment adviser, futures commission merchant or (B) a registered principal, registered representative, investment adviser representative, insurance agent or salesperson with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law, except in each case for any failures to be so registered, licensed or qualified that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the Company and its Subsidiaries and each of their respective officers and employees are in compliance with all applicable federal, state and foreign laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (b) Each of the Company and its Subsidiaries, and, to the knowledge of the Company, its solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in compliance with all applicable laws governing sales processes and practices, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            3.12 Approvals. As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

            3.13 Opinion. The Board of Directors of Company has received the opinion of Lazard Freres & Co. LLC, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

            3.14 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

            Except as disclosed in Parent's Annual Report on Form 10-K for the year ended December 31, 2007, as filed on February 29, 2008, or the Company's Current Reports on Form 8-K filed with the SEC after such 10-K filing was made but prior to the date hereof (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) to the extent that it is reasonably apparent on the face of the disclosed information that such disclosure is of an exception to one or more of the following representations and warranties contained in this Article IV, Parent hereby represents and warrants to Company as follows (solely as of the date hereof except in the case of the representations and warranties set forth in Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7):

            4.1 Corporate Organization. Parent is, and Merger Sub will be, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has and Merger Sub will have the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section

4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the "Parent Certificate"), and Bylaws of Parent (the "Parent Bylaws"), as in effect as of the date of this Agreement, have previously been filed by Parent and are publicly available to Company.

            4.2 Capitalization. The authorized capital stock of Parent consists of 9,000,000,000 shares of Parent Common Stock, of which, as of January 31, 2008 (the "Parent Capitalization Date"), 3,396,539,059 shares were issued and outstanding, and 200,000,000 shares of preferred stock, $1.00 par value (the "Parent Preferred Stock"), none of which were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. As of the Parent Capitalization Date, except pursuant to this Agreement, Parent's dividend reinvestment plan and stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

            4.3 Authority; No Violation. (a) Parent has and Merger Sub will have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Parent, and will be so approved in the case of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the Bankruptcy and Equity Exception).

            (b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach or default that would not reasonably be expected to cause a Material Adverse Effect.

            4.4 Consents and Approvals. Except for (i) the Regulatory Approvals,
(ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 6.1(a), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement.

            4.5 Reports; Regulatory Matters.

            (a) Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005 and prior to the date of this Agreement, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

            (b) An accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2005 and prior to the date of this Agreement (the "Parent SEC Reports") and (ii) communication mailed by Parent to its stockholders since January 1, 2005 and prior to the date of this Agreement is publicly available. No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

            4.6 Financial Statements.

            (a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

            (b) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Parent's system of internal accounting controls.

            4.7 Broker's Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than as previously disclosed to Company.

            4.8 Compliance with Applicable Law. Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied with and are not in default in any respect under any, law applicable to Parent or any of its Subsidiaries, except for the failure to hold or to have complied with which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            4.9 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

            4.10 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company, Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby. In furtherance of the provisions of this Article V, the Company will, and will cause its Subsidiaries to, operate within their existing credit, principal, market and other risk limits and comply with existing risk-related policies and procedures. Parent shall have the right to cause the Company and its Subsidiaries to modify any of the foregoing policies, procedures and operating limits in any and all respects.

            5.2 Company Forbearances. Subject to the continued effectiveness of the Guaranty (as hereinafter defined) and Parent's compliance with the terms thereof, Parent shall be entitled to direct the business, operations and management of the Company and its Subsidiaries in its reasonable discretion (provided that to the extent Parent directs Company or its Subsidiaries to take any action the consequence of which would be the breach of a covenant hereunder, Company shall not be deemed to have breached such covenant solely as a result of taking such action). In addition, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

            (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person;

            (b) (i) adjust, split, combine or reclassify any of its capital stock;

                  (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends on the Company Preferred Stock, (B) dividends paid by any of the Subsidiaries of Company to Company or to any of its wholly-owned Subsidiaries, and (C) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) Company Common Stock granted under a Company Stock Plan, Company Cap Plan or Company Deferred Equity Unit Plan, in each case in accordance with past practice and the terms of the applicable Company Stock Plan and related award agreements, Company Cap Plan and related award agreement or Company Deferred Equity Unit Plan);

                  (iii) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company's capital stock or other equity-based award with respect to shares of Company Common Stock under any of the Company Stock Plans, Company Cap Plans, Company Deferred Equity Unit Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

                  (iv) issue any additional shares of capital stock or other securities, except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a Company Stock Plan or Company Cap Plan or Company Deferred Equity Unit Plan that are outstanding as of the date of this Agreement;

            (c) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, "Employees"), (ii) pay any amounts or increase any amounts payable to Employees not required by any current plan or agreement (other than base salary in the ordinary course of business) to any Employee, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any Employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees),
(iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, (v) (x) hire or promote employees in the position of Vice President or above or (y) terminate the employment of any employee in the position of Vice President or above, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (vii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law;

            (d) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any of its properties or assets (including pursuant to securitizations) to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than pursuant to contracts in force at the date of this Agreement, other than any such transactions as are in the ordinary course of business consistent with past practice;

            (e) enter into any new line of business or change in any respect its lending, investment, underwriting, risk and asset liability management (including risk limits, position limits and the like) and other operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

            (f) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material intellectual property of the Company, other than grants of non-exclusive licenses pursuant to license agreements entered into in the ordinary course of business consistent with past practice;

            (g) other than in the ordinary course consistent with past practice, make any investments either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

            (h) amend its charter or bylaws, or otherwise take any action to exempt any person or entity (other than Parent or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

            (i) conduct its operations or take actions related to trading or credit extension in any manner other than in the ordinary course consistent with past practice and in consultation with Parent;

            (j) change in any material respect the policies, practices and procedures governing operations of Company and its Subsidiaries;

            (k) (i) amend or otherwise modify, except in the ordinary course of business, or knowingly violate in any material respect the terms of, any Company Contract, or (ii) except as may be required by applicable law, create or renew any agreement or contract or other binding obligation of Company or its Subsidiaries containing (A) any material restriction on the ability of Company or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of Company or its Subsidiaries to engage in any type of activity or business;

            (l) commence or settle any claim, action or proceeding, other than settlements resulting solely in the payment of monetary damages in amounts not in excess of $500,000 in the aggregate;

            (m) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

            (n) implement or adopt any change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

            (o) file or amend any Tax Return other than in the ordinary course of business, make or change any material Tax election, or settle or compromise any material Tax liability; or

            (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

      For purposes of Section 5.2(k), "Company Contract" means any contract, arrangement, commitment or understanding (whether written or oral) to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound (i) with respect to the employment of any directors, executive officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Parent, Company, the Surviving Company, or any of their respective Subsidiaries to any executive officer or employee of Company or any of its Subsidiaries, (iii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof, (iv) that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or, to the knowledge of Company, upon consummation of the Merger will materially restrict the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any line of business, (v) that obligates Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis, (vi) with or to a labor union or guild (including any collective bargaining agreement) or (vii) including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement.

            5.3 Parent Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Parent Certificate or the Parent Bylaws in a manner that would adversely affect Company, the stockholders of Company or the transactions contemplated by this Agreement; (b) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (c) take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; or (d) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            6.1 Regulatory Matters. (a) Parent and Company shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

            (b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties (including any unions, works councils or other labor organizations) and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

            (c) Each of Parent and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

            (d) Each of Parent and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Parent Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

            (e) The Company shall cooperate fully with Parent and use reasonable best efforts from and after the date hereof to promptly apply for and seek all necessary approvals for Parent to exercise supervision and control, commencing as promptly as possible following the date hereof, over the business and operations of the Company and its Subsidiaries (including their prime brokerage and clearing operations and investment advisory relationships).

            6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by Company, information concerning Parent that is reasonably related to the prospective value of Parent Common Stock or to Parent's ability to consummate the transactions contemplated hereby). Neither Company nor Parent, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of March 13, 2008 (the "Confidentiality Agreement").

            (c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

            6.3 Stockholder Approval. Company shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. Company shall submit this Agreement to its stockholders at the stockholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation. As of the date of this Agreement, the Board of Directors of Company has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Company's stockholders for their consideration.

            6.4 NYSE Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

            6.5 Employee Matters. (a) Following the Closing Date, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries; provided, further, that until such time as Parent shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation opportunities of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent plans may commence at different times with respect to each Parent plan).

            (b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or its Subsidiaries), Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service (A) shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (B) shall not apply for purposes of (1) any plan, program or arrangement under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service, (2) "retirement" eligibility under Parent's equity compensation plans and arrangements, (3) eligibility for subsidized post-retirement, medical or life insurance and (4) grandfathering and/or the level of pay credits under Parent's defined benefit retirement plan or subsidized retiree medical benefits, and (ii) with respect to any health, dental, vision plan or other welfare of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

            (c) From and after the Effective Time, Parent shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended or terminated after the date hereof with the prior written consent of Parent, each employment agreement and change in control agreement to which Company or any of its Subsidiaries is a party and the obligations of Company and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement to which they are a party.

            (d) Nothing in this Section 6.5 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this
Section 6.5 be construed to require the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

            (e) Without limiting the generality of Section 9.9, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

            (f) Prior to the Effective Time, if requested by Parent in writing reasonably in advance of the Effective Time, the Company shall cause the Company employee stock ownership plan ("ESOP"), any or all Company 401(k) plans, any or all Company profit sharing plans and any other qualified plans of the Company to be terminated effective immediately prior to the Effective Time. At the request of Parent, termination of the ESOP will include taking any such action as Parent may reasonably determine to repay each loan thereunder.

            (g) For purposes of this Agreement, "Company Benefit Plans" means each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Company or any of its Subsidiaries entered into, maintained or contributed to by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, or with respect to which Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Company or any of its Subsidiaries or to any beneficiary or dependant thereof.

            6.6 Indemnification; Directors' and Officers' Insurance.

            (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a "Claim"), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries or who is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Parent pursuant to
Section 6.7 hereof, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Surviving Company.

            (b) From and after the Effective Time, Parent shall and shall cause the Surviving Company to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any of its Subsidiaries, and pertaining to any matter existing or occurring or alleged to have occurred, or any acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Parent pursuant to Section 6.7 hereof.

            (c) Parent shall cause the individuals serving as officers and directors of Company or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Company for such insurance (the "Insurance Amount"), and provided, further, that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount.

            (d) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

            6.7 Additional Agreements. (a) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent's sole expense, take all such necessary action as may be reasonably requested by Parent.

            (b) Subject to the availability of funds, the Company shall and shall cause its Subsidiaries to reimburse within 2 business days after payment thereof all amounts paid by Parent pursuant to the Guaranty (as hereinafter defined). Any such amounts paid by Parent shall accrue interest from the time of such payment at a rate per annum equal to 3% over the "prime rate" (as announced by JPMorgan Chase Bank, National Association) in effect on the date that such amounts were originally required to be paid.

            6.8 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

            6.9 No Solicitation.

            (a) None of Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an "Alternative Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Company shall be permitted, prior to the meeting of Company stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.9 (including but not limited to the preceding sentence) and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Company than, those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations and provide information with respect to a bona fide Alternative Proposal received by Company, if and only to the extent that and so long as the Board of Directors of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties to Company stockholders under applicable law.

            As used in this Agreement, "Alternative Transaction" means any of
(i) a transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates), directly or indirectly, acquires or would acquire more than 15% of the outstanding shares of Company or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger with Company or any of its Subsidiaries, whether from Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Company and securities of the entity surviving any merger or business combination including any of Company's Subsidiaries) of Company or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries other than the transactions contemplated by this Agreement.

            (b) Company shall notify Parent promptly (but in no event later than 48 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries, other than any such request that does not relate to and would not reasonably be expected to lead to, an Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and a copy (if in writing) and summary of the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Company shall also provide Parent 24 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.9(a).

            (c) Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons other than Parent who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither Company nor the Board of Directors of Company shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Section 203 of the DGCL or any similar Takeover Statutes.

            (d) Except as expressly permitted by this Section 6.9(d), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the Board of Directors of Company of this Agreement and/or the Merger to Company's stockholders, (ii) take any public action or make any public statement in connection with the meeting of Company stockholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Alternative Proposal (any of the actions described in clauses (i), (ii) or (iii), a "Change of Recommendation"). Notwithstanding the foregoing, the Board of Directors of Company may make a Change of Recommendation, if, and only if, each of the following conditions is satisfied:

                  (i) it receives an unsolicited Alternative Proposal that constitutes a Superior Proposal and such Superior Proposal has not been withdrawn;

                  (ii) Company has not breached any of the provisions set forth in Section 6.3 or this Section 6.9;

                  (iii) it reasonably determines in good faith (after consultation with outside legal counsel), that in light of a Superior Proposal the failure to effect such Change of Recommendation would cause it to violate its fiduciary duties to Company stockholders under applicable law;

                  (iv) Parent has received written notice from Company (a "Change of Recommendation Notice") at least five business days prior to such Change of Recommendation, which notice shall (1) state expressly that Company has received a Alternative Proposal which the Board of Directors of Company has determined is a Superior Proposal and that Company intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Alternative Proposal and a copy (if in writing) and summary of material terms of such Alternative Proposal; provided that any material amendment to the terms of such Alternative Proposal shall require a Change of Recommendation Notice at least two business days prior to such Change of Recommendation; and

                  (v) during any such notice period, Company and its advisors have negotiated in good faith with Parent to make adjustments in the terms and conditions of this Agreement such that such Alternative Proposal would no longer constitute a Superior Proposal.

            As used in this Agreement, "Superior Proposal" means any proposal made by a third party (A) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Company Common Stock or 100% of the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of Company determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable, from a financial point of view, to Company's stockholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of Company, is reasonably capable of being obtained by such third party.

            (e) Company shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other representatives) of Company or its Subsidiaries are aware of the restrictions described in this Section 6.9 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.9 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or its Subsidiaries shall be deemed to be a breach of this Section 6.9 by Company.

            (f) Nothing contained in this Section 6.9 shall prohibit Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

            6.10 Restructuring Efforts. If Company shall have failed to obtain the requisite vote or votes of its stockholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its stockholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration, or the tax treatment of the Merger, in a manner adverse to such party or its stockholders) and to resubmit the transaction to

Company's stockholders for approval, with the timing of such resubmission to be determined at the reasonable request of Parent.

            6.11 Asset Option. In consideration of entering into this Agreement and the Guaranty attached hereto as Schedule 6.12, the Company hereby grants, on behalf of itself and its Affiliates, to Parent, subject to the terms and conditions set forth in this Section 6.11, the irrevocable right and option to acquire all of the Company's and its Affiliates' rights, title and interest (free and clear of all encumbrances) in and to the Company's headquarters building located at 383 Madison Avenue, New York, New York (the "HQ Property") for an amount in cash equal to the RE Consideration (as defined below) (the "Asset Option"). As used herein, "RE Consideration" shall mean $1.1 billion minus (x) the amount of the indebtedness or other encumbrances or liabilities to which the HQ Property is subject (provided that any such indebtedness, encumbrances or liabilities described in this clause (x) shall only be deducted to the extent Company has not paid and satisfied such indebtedness, encumbrances or liabilities in full prior to the closing of Parent's or its designee's acquisition of the HQ Property) and (y) any reasonable transaction costs incurred by Parent or its Affiliates in completing the transaction. The Asset Option shall only be exercisable if this Agreement is terminated either (x) by Parent pursuant to Section 8.1(e) or 8.1(f), or (y) (i)(A) by Parent pursuant to
Section 8.1(d) or (B) by either Parent or the Company pursuant to Section 8.1(c), and (ii) prior to either such termination an Alternative Proposal shall have been publicly announced or otherwise communicated or made known to Company (or any person shall have publicly announced, communicated or made known an intention to make an Alternative Proposal), and shall not have been irrevocably withdrawn; in any such case the Asset Option shall be exercisable at Parent's discretion from the time of such termination until the date that is six months following the date of such termination. If the Asset Option is exercised, the Company shall promptly take (and cause its applicable Affiliates to take) all necessary actions to vest in Parent or its designee, subject to receipt of the RE Consideration, all right and title, free and clear of all encumbrances, to the HQ Property, including as applicable stock certificates, real property transfer documents and any other documents reasonably requested by Parent. The Company further agrees to cooperate (and cause its applicable Affiliates to cooperate) with Parent, and to cause its Subsidiaries to cooperate with Parent, in taking all actions necessary to facilitate any exercise or consummation of the Asset Option, including with respect to obtaining any necessary government, regulatory or third-party approvals. If Parent exercises the Asset Option, then, if requested by Parent, the Company shall, and shall cause its Affiliates to, exercise the option to purchase the HQ Property pursuant to Section 14 and the other provisions of the Amended and Restated Lease, dated as of August 28, 2003, between ABN AMRO Bank, N.V., as Lessor, and Gregory/Madison Avenue LLC (a subsidiary of the Company), as Lessee (the "HQ Lease"), and take all actions required to acquire the HQ Property under the HQ Lease and simultaneously convey the HQ Property to Parent or its designee in the manner requested by Parent. The Company shall, and shall cause its Affiliates to, take all actions and enter into all agreements directed by Parent that are necessary to consummate the foregoing transactions and to convey to Parent or its designee good, marketable and insurable fee simple title to the HQ Property (free and clear of all encumbrances) by special warranty deed and otherwise as directed by Parent. The Company and its Affiliates shall exercise their best efforts to obtain any consents or waivers required to effectuate the foregoing transactions. All transfer taxes and other costs of consummating the foregoing transactions shall be borne by the Company. The closing of Parent's or its designee's acquisition of the HQ

Property shall occur within 30 days of the exercise of the option or within such other period as shall be directed by Parent.

            6.12 Guaranty. Parent has entered into as of the date hereof the Guaranty set forth on Schedule 6.12 and shall comply with the terms of such Guaranty, subject to the conditions set forth therein.

            6.13 Tax Matters. Company shall consult with Parent (including in connection with the preparation of Company's 2007 federal income tax return) regarding Company's utilization of tax losses and any issues that could reasonably be expected to give rise to creation of or increase in "net operating loss" carryforwards, and shall, in Company's reasonable discretion, take account of Parent's views on such matters to the extent reasonably feasible.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

            7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been approved and adopted by the requisite affirmative vote of the holders of Company Common Stock entitled to vote thereon.

            (b) NYSE Listing. The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

            (c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

            7.2 Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Company set forth in (i) Section 3.2(a) shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), and
(ii) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.13 shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this

Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

            (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

            (c) Regulatory Approvals. All regulatory approvals from the Federal Reserve, FINRA, the FSA, the Financial Services Agency of Japan, under the HSR Act and any other regulatory approvals set forth in Section 4.4 the failure of which to obtain would reasonably be expected to have a material adverse effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the "Parent Requisite Regulatory Approvals").

            7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

            (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

            (c) Regulatory Approvals. All regulatory approvals from the Federal Reserve, FINRA, the FSA, the Financial Services Agency of Japan, under the HSR Act and any other regulatory approvals set forth in Section 3.4 the failure of which to obtain would reasonably be expected to have a material adverse effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the "Company Requisite Regulatory Approvals").

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

            8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company:

            (a) by mutual consent of Company and Parent in a written instrument authorized by the Boards of Directors of Company and Parent;

            (b) by either Company or Parent, if any Governmental Entity that must grant a Parent Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

            (c) by either Company or Parent, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

            (d) by either Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in
Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

            (e) by Parent, if (i) the Board of Directors of Company shall have
(A) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, (B) made any Change of Recommendation, (C) approved or recommended, or publicly proposed to approve or recommend, any Alternative Proposal, whether or not permitted by the terms hereof or (D) failed to recommend to Company's stockholders that they reject any tender offer or exchange offer that constitutes an Alternative Transaction within the ten business day period specified in Rule 14e-2(a) of the Exchange Act, (ii) Company shall have breached its obligations under Section 6.9 in any material respect adverse to Parent or
(iii) Company shall have breached its obligations under Section 6.3 in any material respect by failing to call, convene and hold a meeting of its stockholders in accordance with Section 6.3; or

            (f) by either Company or Parent, if its Board of Directors determines in good faith that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.10.

            The party desiring to terminate this Agreement pursuant to clause
(b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

            8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that
(i) Sections 6.2(b), 6.11, 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10
shall survive any termination of this Agreement, and (ii) neither Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, the Option Agreement shall remain in full force and effect to the extent provided therein.

            8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

            8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the "Closing Date"). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Parent, then Parent may postpone the Closing until the first full week after the end of that fiscal quarter.

            9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

            9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Company, to:

                  The Bear Stearns Companies Inc.
                  383 Madison Avenue
                  New York, NY 10179
                  Attention: Chief Financial Officer
                  Facsimile: (212) 272-8904

                  and

                  The Bear Stearns Companies Inc.
                  383 Madison Avenue
                  New York, NY 10179

                  Attention: General Counsel
                  Facsimile: (212) 272-6594

                  with a copy to:

                  Cadwalader, Wickersham & Taft LLP
                  One World Financial Center

                  New York, NY 10281

                  Attention: Dennis J. Block
                             William P. Mills
                  Facsimile: (212) 504-6666

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  4 Times Square
                  New York, NY 10036

                  Attention: Peter A. Atkins
                  Facsimile: (212) 735-2000

            (b) if to Parent, to:

                  JPMorgan Chase & Co.
                  270 Park Avenue
                  New York, NY  10017

                  Attention: Stephen M. Cutler
                  Facsimile: (212) 270-3261

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY 10019

                  Attention: Edward D. Herlihy
                             Lawrence S. Makow
                             Nicholas G. Demmo
                  Facsimile: (212) 403-2000

            9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

            9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

            9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

            9.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

            9.8 Publicity. Neither Company nor Parent shall, and neither Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by Company, or Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

            9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.

Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. In no event shall any obligations of Parent hereunder or under any other agreement entered into in connection herewith (including but not limited to the Guaranty) be deemed to relieve any insurer or other third party from any obligation with respect to the Company or its Subsidiaries, or any of their respective directors, officers or employees.

            9.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

                  Remainder of Page Intentionally Left Blank

            IN WITNESS WHEREOF, Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                    THE BEAR STEARNS COMPANIES INC.

                                    By: /s/ Alan D. Schwartz
                                       ---------------------------------------
                                       Name: Alan D. Schwartz
                                       Title: Chief Executive Officer

                                    JPMORGAN CHASE & CO.

                                    By: /s/  James Dimon
                                       ---------------------------------------
                                       Name: James Dimon
                                       Title: Chairman and Chief Executive
                                       Officer

                Signature Page to Agreement and Plan of Merger